EXHIBIT 23.4


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-4 of Allegheny Energy Supply Company, LLC of our report dated December 20, 2001 relating to the Statement of Assets Acquired and Liabilities Assumed and Statement of Revenues and Direct Expenses of the Global Energy Markets (a unit of Merrill Lynch Capital Services) business purchased on March 16, 2001 by Allegheny Energy Supply Company, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP
New York, New York
January 8, 2002